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                                                                    Exhibit 99.2

Coeur d'Alene Mines Corporation                                     (COEUR LOGO)
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

              COEUR RECEIVES FINAL SEIS AND RECORD OF DECISION FOR
                       KENSINGTON GOLD PROJECT IN ALASKA
             -- COMPANY PLANS CONSTRUCTION AS SOON AS MARCH 2005 --

COEUR D'ALENE, Idaho - December 20, 2004 - Coeur d'Alene Mines Corporation (NYSE:CDE), the world's largest primary silver producer and a growing gold producer, announced today the Company has received the Final Supplemental Environmental Impact Statement (FSEIS) and Record of Decision (ROD) from the U.S. Forest Service for the Kensington Gold Project in Alaska.

The issuance of the Final SEIS and ROD, which will be published in the Federal Register December 23, now allows all other federal and state permits to be completed. This is expected to occur in the first quarter of 2005, with construction startup as soon as March.

"The issuance of the Final SEIS and Record of Decision is the culmination of nearly three years of dedicated work by Coeur and the various regulatory agencies to re-permit Kensington in its currently optimized design," said Dennis
E. Wheeler, Chairman and Chief Executive Officer. "We are now in position to move ahead with the most environmentally sound design and economically practicable project."

"We appreciate the efforts of the Forest Service, Alaska Governor Frank Murkowski and his Administration, and the City and Borough of Juneau in completing their analysis of the project. We are confident this project will demonstrate Coeur's leading approach to sound environmental stewardship and resource development, one we will all be proud of for many years to come. In addition, we look forward to working cooperatively and timely with the Corps of Engineers, EPA and the National Marine Fisheries Service as they can now complete their permitting processes," Mr. Wheeler added.

With initial production expected in 2006, Kensington is currently designed to produce approximately 100,000 ounces of gold annually, a 76% increase in Coeur's gold production over current levels, with a mine life of ten years. Capital cost for Kensington is anticipated to be $91.5 million, with per ounce operating costs of approximately $220.

Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:    Tony Ebersole
            Director of Investor Relations
            208-665-0335

CAUTIONARY STATEMENT
This document contains numerous forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995
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relating to the Company's silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company's control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company's filings from time to time with the SEC, including, without limitation, the Company's reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.